Exhibit 99.1

MERIT MEDICAL SYSTEMS, INC.

2026 EQUITY INCENTIVE PLAN

Merit Medical Systems, Inc. (the “Company”), a Utah corporation, hereby establishes and adopts the Merit Medical Systems, Inc. 2026 Equity Incentive Plan (the “Plan”) effective as of the Effective Date specified in Section 13.13 below.

1. PURPOSE OF THE PLAN

The purpose of the Plan is to assist the Company and its Subsidiaries in attracting and retaining selected individuals to serve as directors, employees, consultants and/or advisors of the Company Group who are expected to contribute to the Company Group’s success and to achieve long-term objectives which will inure to the benefit of all shareholders of the Company through the additional incentives inherent in the Awards hereunder.

2. DEFINITIONS

“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Other Share-Based Award or any other right, interest or option relating to Shares granted pursuant to the provisions of the Plan.

“Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing any Award granted by the Committee hereunder, including through an electronic medium.

“Base Amount” has the meaning set forth in Section 6.2(b).

“Board” shall mean the board of directors of the Company.

“Cause” shall mean with respect to any Employee or Consultant, unless the applicable Award Agreement states otherwise: (i) if the Employee or Consultant is a party to an employment or service agreement with the Company or any of its Subsidiaries and such agreement provides for a definition of “Cause,” the definition of “Cause” contained therein; or (ii) if no such agreement exists, or if such agreement does not define “Cause:” (A) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or a Subsidiary; (B) conduct that results in or is reasonably likely to result in material harm to the reputation or business of the Company or any Subsidiary; (C) gross negligence or willful misconduct with respect to the Company or a Subsidiary; or (D) material violation of state or federal securities laws or any applicable written employment-related policy of the Company or Subsidiary. With respect to any Director, unless the applicable Award Agreement states otherwise, “Cause” means the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude, malfeasance in office, gross misconduct or neglect of duties as a Director, false or fraudulent misrepresentation inducing the Director’s appointment, or repeated failure to participate in Board meetings on a regular basis despite having received proper notice of the meetings in advance. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

“Change in Control” shall have the meaning set forth in Section 11.4.

“Clawback Policy” shall have the meaning set forth in Section 13.5(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder

“Committee” shall mean the Compensation Committee of the Board, consisting of at least two Directors, each of whom is: (i) a “Non-Employee Director” within the meaning of Rule 16b-3 of the Exchange Act; and (ii) an “independent director” for purpose of the rules and regulations of the NASDAQ Global Select Market (or such other principal securities market on which the Shares are traded).

“Company” shall mean Merit Medical Systems, Inc., a Utah corporation.

“Company Group” means the Company and its Subsidiaries.

“Company Voting Securities” shall have the meaning set forth in Section 11.4(b).

“Consultant” shall mean any individual or entity which performs bona fide services to the Company Group, other than as an Employee or Director, and who may be offered Shares under the Plan registerable pursuant to a registration statement on Form S-8 under the United States Securities Act of 1933.

“Continuous Service” shall mean that the Participant’s service with the Company Group, whether as an Employee, Consultant or Director, is not terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or a Subsidiary as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service; provided that (i) there is otherwise no interruption or termination of the Participant’s Continuous Service; and (ii) that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. For example, a change in status from an Employee of the Company to a Director of a Subsidiary will not constitute an interruption of Continuous Service. Continuous Service shall not be considered interrupted in the case of any Company or Subsidiary approved leave of absence. An approved leave of absence for purposes of this Plan will include sick leave, military leave, family leave or any other authorized personal leave, so long as the Company or Subsidiary has a reasonable expectation that the individual will return to provide services for the Company or Subsidiary and provided further that the leave does not exceed six months, unless the individual has a statutory or contractual right to re-employment following a longer leave. The Committee or its delegate, in its sole discretion, may also determine whether a Company transaction, such as a sale or spin-off of a division or Subsidiary that employs a Participant, shall be deemed to result in a termination of Continuous Service for purposes of affected Awards, and such decision shall be final, conclusive and binding.

“Director” or “Non-Employee Director” shall mean a non-employee member of the Board.

“Disability” shall mean, unless the applicable Award Agreement says otherwise, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment; provided, that for purposes of determining the term of an Incentive Stock Option, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. Except in situations where the Committee is determining Disability for purposes of the term of an Incentive Stock Option, the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Subsidiary in which the Participant participates.

“Dividend Equivalents” shall have the meaning set forth in Section 8.3(b).

“Earliest Permitted Vesting Date” shall mean, with respect to any Award, the first anniversary of such Award’s Grant Date; provided that in the case of an Award held by a Non-Employee Director the “Earliest Permitted Vesting Date” of such Award shall be the 350th day after the Award’s Grant Date so long as the aggregate number of Shares underlying all then outstanding Awards held by all Non-Employee Directors is less than 5% of the total number of the then remaining Shares authorized for issuance under Section 3.1(a).

“Effective Date” shall have the meaning set forth in Section 13.13.

“Employee” shall mean any employee of the Company or any Subsidiary and any prospective employee conditioned upon, and effective not earlier than, such person’s becoming an employee of the Company or any Subsidiary.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, with respect to any property other than Shares, the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. The Fair Market Value of Shares as of any date shall be the closing trading price of the Shares as reported on the NASDAQ Global Select Market on that date (or if there were no reported closing prices on such date, on the last preceding date as of which the closing price per Share was reported) or, if the Company is not then listed on the NASDAQ Global Select Market, on such other principal securities exchange on which the Shares are traded. If the Company is not listed on the NASDAQ Global Select Market or any other securities exchange, the Fair Market Value of Shares shall be determined by the Committee in good faith and in a manner that complies with Sections 409A and 422 of the Code using such criteria as it determines in its discretion, and such determination shall be conclusive and binding on all persons.

“Freestanding Stock Appreciation Right” shall have the meaning set forth in Section 6.1.

“Good Reason” shall mean, in connection with a termination of employment by a Participant following a Change in Control, “Good Reason” as defined in the Participant’s written employment agreement with the Company or a Subsidiary in effect immediately prior to the Change in Control; provided, that if “Good Reason” is not defined in such an employment agreement, “Good Reason” shall mean a non-consensual (i) materially adverse alteration (as determined by the Committee in its discretion) in the Participant’s duties, position, title or compensation as an Employee ; or (ii) required relocation of the Participant’s principal place of employment after the Change in Control to a location that is more than 30 miles from the location at which he or she is principally employed immediately prior to the Change in Control.

“Grant Date” shall mean the date on which the Committee adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the material terms and conditions of the Award or, if a later date is set forth in such resolution, then such later date as is set forth in such resolution.

“Incentive Stock Option” shall mean an Option that is designated by the Committee as an incentive stock option within the meaning of Section 422 of the Code and that meets the requirements set out in the Plan.

“Incumbent Directors” shall have the meaning set forth in Section 11.4(a).

“Non-qualifying Transaction” shall have the meaning set forth in Section 11.4(c).

“Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

“Option Exercise Price” shall mean the price at which a Share may be purchased upon the exercise of an Option.

“Other Share-Based Award” shall mean an Award that (i) is not an Option, Stock Appreciation Right, Restricted Stock or Restricted Stock Unit, (ii) is granted under Section 9; and (iii) is payable by delivery of Shares and/or which is measured by reference to the value of Shares.

“Participant” shall mean an Employee, Consultant or Director who is selected by the Committee to receive an Award under the Plan.

“Payee” shall have the meaning set forth in Section 13.1.

“Performance Award” shall mean any Performance Share, Performance Stock Unit or other Award the exercisability, vesting, payment or settlement of which is subject to or conditioned upon satisfaction in whole or in part of specific Performance Goals established by the Committee and set forth in the applicable Award Agreement. For clarity, Awards that become exercisable, vest, or otherwise are earned and become payable based solely on conditions relating to Continuous Service are not Performance Awards.

“Performance Goals” shall mean, as to a Performance Award, the specified levels of attainment of designated Performance Measures over the applicable Performance Period established by the Committee and set forth in the applicable Award Agreement at which the Performance Award will vest, become exercisable, or otherwise become payable or earned.

“Performance Measures” shall mean the measures or criteria that the Committee shall select for purposes of establishing the performance-based conditions for a Performance Award. The Performance Measures may be based on the attainment of specific levels of performance of the Company (or any Subsidiary, division, business unit or operational unit of the Company) and may include the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue, gross profit or gross profit growth; (v) net operating profit (before or after taxes); (vi) return on assets, capital, invested capital, equity, or sales; (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital); (viii) earnings before or after taxes, interest, depreciation and/or amortization; (ix) gross or operating margins; (x) improvements in capital structure; (xi) budget and expense management; (xii) productivity ratios; (xiii) economic value added or other value added measurements; (xiv) Share price (including, but not limited to, growth measures and total shareholder return); (xv) expense targets; (xvi) margins; (xvii) operating efficiency and other operating measures; (xix) working capital targets; (xx) enterprise value; (xxi) completion of acquisitions or business expansions; and (xxii) other performance measures designated by the Committee.

“Performance Period” shall mean with respect to any Performance Award the Committee designated period of time set forth in the applicable Award Agreement over which the applicable Performance Goals are to be measured for the purpose of determining the Participant’s right to vesting or exercisability of the Award.

“Performance Shares” shall have the meaning set forth in Section 7.1.

“Performance Stock Units” shall have the meaning set forth in Section 8.1.

“Permitted Assignee” shall have the meaning set forth in Section 12.3.

“Plan” shall mean the Merit Medical Systems, Inc. 2026 Equity Incentive Plan, as amended from time to time.

“Prior Plan” shall mean the Merit Medical Systems, Inc. 2018 Long-Term Incentive Plan as previously amended.

“Qualifying Termination” shall mean, as to any Participant, the Company’s termination of the Participant’s status as an Employee, or the Participant resigns his or her employment for Good Reason, in either case within 18 months (or such other shorter time period as is specified in the applicable Award

Agreement) following a Change in Control and under circumstances where an event constituting Cause has not occurred.

“Related Right” shall have the meaning set forth in Section 6.1.

“Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee in its sole discretion, may impose (including any restriction on the right to vote such Share and the right to receive any dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, or upon the attainment of such specified Performance Goals as the Committee may deem appropriate.

“Restricted Stock Award” shall have the meaning set forth in Section 7.1.

“Restricted Stock Unit” shall mean an Award of a contractual right to a future payment that is valued by reference to a Share, which value may be paid to the Participant in Shares upon the satisfaction of such vesting restrictions as the Committee may establish, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, or upon the attainment of such specified Performance Goals as the Committee may deem appropriate.

“Restricted Stock Unit Award” shall have the meaning set forth in Section 8.1.

“Shares” shall mean the shares of common stock, no par value, of the Company.

“Stock Appreciation Right” shall mean the right granted to a Participant pursuant to Section 6.

“Subcommittee” shall mean a subcommittee of the Committee designated by the Committee under Section 4.2(c) of the Plan.

“Subsidiary” shall mean any (i) corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Award, each of the corporations other than the last corporation in the unbroken chain owns stock possessing more than 50% of the total combined voting power of all classes of stock in one of the other corporations in the chain; and (ii) any other entity in which the Company has a greater than 50% direct or indirect voting and economic equity interest.

“Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

“Tax-Related Items” shall mean any United States federal, state, and/or local taxes and any taxes imposed by a jurisdiction outside of the United States (including, without limitation, income tax, social insurance contributions, payment on account, employment tax obligations, stamp taxes and any other taxes required by applicable laws to be withheld and any employer tax liability for which the Participant is liable).

“Ten Percent Shareholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its Subsidiaries.

“Vesting Period” shall have the meaning set forth in Section 7.1 in the case of Restricted Stock or Section 8.1 in the case of Restricted Stock Units, as applicable.

“Vested Units” shall have the meaning set forth in Section 8.5.

3. SHARES SUBJECT TO THE PLAN

3.1. Number of Shares.

(a) Subject to adjustment as provided in Section 12.2, a total of 2,700,000 Shares shall be authorized for grant and issuance under the Plan. Any Shares that are subject to Awards shall be counted against this limit as one (1) Share for every one (1) Share issued under the Plan regardless of type of Award. At all times the Company shall reserve and keep available a sufficient number of Shares to allow the Company to satisfy the requirements of all outstanding Awards granted under the Plan.

(b) If any Shares subject to an Award under this Plan are forfeited, cancelled or not issued, or any Options or Stock Appreciation Rights awarded under this Plan expire unexercised, the Shares underlying such Award shall, to the extent of such forfeiture, cancellation, non-issuance or expiration, again be available for Awards under the Plan. For clarity and notwithstanding any provision to the contrary, the following Shares shall not be added back to the Shares authorized for grant under Section 3.1(a): (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to any Award, (iii) Shares repurchased by the Company on the open market or otherwise with Option proceeds, (iv) Shares subject to a Stock Appreciation Right that are not issued in connection with the settlement of the Stock Appreciation Right on exercise thereof; (v) any Shares underlying Awards settled for cash under Section 11.2 or otherwise; and (vi) Shares authorized for issuance or subject to awards under the Prior Plan, including Shares subject to awards under the Prior Plan which are forfeited or expire unexercised under the Prior Plan.

(c) Substitute Awards shall not reduce the Shares authorized for grant under the Plan or authorized for grant to a Participant in any calendar year.

(d) Any Shares that again become available for grant pursuant to this Section 3.1 shall be added back as one (1) Share.

3.2. Limitations on Non-Employee Director Awards. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any Company fiscal year ending after the Effective Date, including Awards granted and cash fees paid by the Company to such Non-Employee Director, shall not exceed (a) $750,000 in total value, or (b) if the Non-Employee Director is first appointed or elected to the Board during the fiscal year in question, $1,000,000 in total value, in each case, with the value of Awards hereunder to be calculated based upon and deemed equal to their Grant Date fair value for Company financial reporting purposes. In applying this Section 3.2: (a) the value of Awards shall be taken into account in the fiscal year granted and not again in a later fiscal year when exercised, settled or paid out; and (b) awards granted under the Prior Plan to Non-Employee Directors in 2026 shall count against the applicable annual limit as if they were Awards under this Plan.

3.3. Character of Shares and Payment. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise. Except as otherwise expressly provided in the Plan, all Awards under the Plan shall be payable solely in Shares.

4. ELIGIBILITY AND ADMINISTRATION

4.1. Eligibility. The persons eligible to receive Awards are the Employees, Consultants and Directors of the Company and its Subsidiaries.

4.2. Administration.

(a) The Committee shall administer the Plan. Subject to Section 4.2(c) below, the other provisions of the Plan and such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, the Committee shall have full power and authority to: (i) select the Employees, Consultants and Directors to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards, not inconsistent with the provisions of the Plan, to be granted to each Participant hereunder; (iii) determine the number of Shares to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder, including conditions on exercisability and vesting; (v) determine whether, to what extent and under what circumstances Awards may be settled under Section 11.2 in cash, Shares or other property; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (vii) determine whether, to what extent and under what circumstances any Award shall be canceled or suspended; (viii) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (ix) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (x) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan and authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan; (xi) determine whether any Restricted Stock Units or Performance Stock Units will have Dividend Equivalents, provided that no Dividend Equivalents will be paid with respect to such Awards unless and to the extent such Awards vest and are settled; (xii) accelerate exercisability or vesting of a Participant’s Awards, in whole or in part, but only to the limited extent expressly permitted by Article 11 of the Plan in connection with a Change in Control; (xiii) extend, on a case-by-case basis, the period during which a Participant’s Options can be exercised upon such Participant’s death, Disability or other termination of Continuous Service; provided that the extension will not allow any Option to be exercised after the Option’s original expiration date; (xiv) make all determinations for purposes of the Plan with respect to the occurrence, time and basis of any termination of a Participant’s Continuous Service; (xv) determine the Performance Measures, performance periods and Performance Goals, if any, that apply to vesting, exercisability or settlement of a Performance Awards, the degree to which the applicable Performance Goals have been timely attained, and the portion of any Performance Award that has become vested, exercisable, earned or payable; (xvi) waive, reduce or adjust any Performance Goals or Performance Measures to take into account changes in law or accounting rules or other extraordinary or unusual events or circumstances to avoid material windfalls or hardships; (xvii) make decisions with respect to outstanding Awards that may become necessary upon a Change in Control or an event that triggers anti-dilution adjustments; and (xviii) exercise full discretion and make any other determinations and take any other action that the Committee deems necessary or desirable for administration of the Plan. Any provision herein to the contrary notwithstanding, (A) the Committee shall not have discretion to accelerate the vesting, exercisability or settlement of any Award except as expressly provided under the Change in Control provisions set forth in Article 11 of the Plan; (B) dividends and Dividend Equivalents shall not be paid with respect to unvested Awards; (C) any Dividend Equivalents shall accrue and be paid only to the extent the underlying Restricted Stock Unit or Performance Stock Unit Award vests; (D) the Committee shall not have discretion to override these restrictions.

(b) Decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, any Participant, and any Subsidiary. A Participant or other holder of an Award may contest a decision or action of the Committee with respect to such person or Award only on the grounds that such decision is arbitrary and capricious or unlawful, and any review of such decision or action shall be limited to determining whether the Committee’s decision or action was arbitrary and capricious or unlawful.

(c) The full Committee may also delegate to a Subcommittee the right to authorize the grant of Options to Employees who are not directors or officers of the Company and the authority to take action on behalf of the Committee pursuant to the Plan to cancel or suspend Awards to Employees who are not directors or officers of the Company. Additionally, to the extent not inconsistent with applicable law and the rules and regulations of any securities exchange on which the Company’s Shares are traded, the Committee may delegate in writing to the Company’s Chief Executive Officer, so long as he is also a director of the Company, any of the authority of the Committee under the Plan to grant Options to such Employees and on such Plan-compliant terms as are determined by the Chief Executive Officer, other than to Employees who are officers or other persons subject to Section 16(b) of the Exchange Act. Any such delegation of authority shall be revocable prospectively by the Committee at any time and shall be subject to such limitations, including on the number of Options that can be granted in a specified period, and procedures as the Committee may specify.

(d) Any action within the scope of its or his authority by a Subcommittee or the Chief Executive Officer under Section 4.2(c) shall be deemed for all purposes under the Plan to have been taken by the full Committee and references in the Plan to the “Committee” shall be deemed to include the Subcommittee or the Chief Executive Officer acting within the scope of its or his delegated authority under Section 4.2(c), as applicable, unless the context otherwise requires.

(e) The Committee shall act pursuant to a vote of the majority of its members or, in the case of a Committee comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the limitations prescribed by the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.

5. OPTIONS

5.1. Grant of Options. Options may be granted hereunder to Participants either alone or in addition to other Awards under the Plan. Any Option shall be subject to the terms and conditions of this Article 5 and to such additional terms and conditions, consistent with the provisions of the Plan, as the Committee shall deem desirable. No dividends or Dividend Equivalents will be paid with respect to Options.

5.2. Award Agreements. All Options granted pursuant to this Article 5 shall be evidenced by a written Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are consistent with the provisions of the Plan. The terms of Options need not be the same with respect to each Participant. Granting an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such

Option. Any individual who is granted an Option pursuant to this Article 5 may hold more than one Option granted pursuant to the Plan at the same time.

5.3. Option Exercise Price.

(a) The Option Exercise Price per Share purchasable under any Option shall not be less than 100% of the Fair Market Value of such Share on the Grant Date of such Option. Notwithstanding the foregoing, an Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is a Substitute Award granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code, and Option Exercise Prices may be adjusted as provided in Section 12.2.

(b) Other than pursuant to Section 12.2, the Committee shall not without the approval of the Company’s shareholders: (a) lower the Option Exercise Price per Share of an Option after it is granted; (b) cancel an Option when the Option Exercise Price per Share exceeds the Fair Market Value of the underlying Shares in exchange for another Award (other than in connection with Substitute Awards); or (c) take any other action with respect to an Option that may be treated as a repricing under the rules and regulations of the NASDAQ Global Select Market (or such other principal securities market on which the Shares are traded).

5.4. Option Term and Vesting.

(a) The Committee shall fix the term of each Option in its sole discretion; provided that no Option shall be exercisable after the expiration of seven (7) years from the Option’s Grant Date, except in the event of death or Disability.

(b) Each Option shall be subject to such terms and conditions on the time or times when it may be exercised (which conditions may be based on Continuing Service, Performance Goals or a combination thereof) as the Committee may deem appropriate and set forth in the applicable Award Agreement. The vesting provisions of individual Options may vary from Award to Award; provided, that in no event shall an Option be exercisable prior to the applicable Earliest Permitted Vesting Date, except as provided in Article 11 of the Plan.

5.5. Exercise of Options. Vested Options granted under the Plan shall be exercised by the Participant or by a Permitted Assignee thereof (or by the Participant’s executors, administrators, guardian or legal representative, as may be provided in an Award Agreement) as to all or any part of the Shares covered thereby, by the giving of written notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased, accompanied by payment of the full Option Exercise Price for the Shares being purchased. Unless otherwise provided in an Award Agreement, full payment of such Option Exercise Price shall be made at the time of exercise and shall be made (a) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds); or (b) if permitted by the applicable Award Agreement or otherwise with the consent of the Committee in its discretion, and to the extent permitted by applicable statutes and regulations: (i) by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value) provided such previously acquired Shares have been held for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes), (ii) by withholding Shares otherwise issuable in connection with the exercise of the Option; (iii) through a “cashless” exercise program established with a broker, (iv) by any combination of any of the foregoing, or (v) through delivery of any other form of legal consideration that may be acceptable to the Committee. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of such issuance of the underlying Shares. Notwithstanding any provision to the contrary, during any period for which the Common Stock is publicly traded (i.e., the Common Stock is listed on any established stock exchange or a national market system) an exercise by a Director or Officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002 shall be prohibited with respect to any Award under this Plan.

5.6. Form of Settlement. In its sole discretion, the Committee may provide, at the time of grant, that the Shares to be issued upon an Option’s exercise shall be in the form of Restricted Stock or other similar securities, or may reserve the right so to provide after the time of grant.

5.7. Incentive Stock Options. The Committee may grant Options intended to qualify as Incentive Stock Options to any employee of the Company or any Subsidiary corporation, subject to the requirements of Section 422 of the Code. No Option shall be an Incentive Stock Option unless expressly designated as such in the applicable Award Agreement. Solely for the purposes of determining whether Shares are available for the grant of Incentive Stock Options under the Plan, the maximum aggregate number of Shares with respect to which Incentive Stock Options may be issued under the Plan shall be 2,700,000 Shares, subject to adjustment under Section 12.2. Additionally, a Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the Option Exercise Price is at least 110% of the Fair Market Value of the underlying Shares at the Grant Date and the Option is not exercisable after the expiration of five years from the Grant Date. To the extent that the aggregate Fair Market Value (determined at the Grant Date) of Shares with respect to which Incentive Stock Options are exercisable for the first time by any Employee during any calendar year (under all plans of the Company and its Subsidiaries) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall not be treated as Incentive Stock Options.

5.8. Effect of Termination of Continuous Service. Unless otherwise provided in the applicable Award Agreement or approved by the Committee, in the event a Participant’s Continuous Service terminates (other than upon the Participant’s death or Disability), the Participant may exercise the Participant’s vested Options (to the extent that the Participant was entitled to exercise such Options as of the date of termination) but only within such period of time ending on the earlier of (a) the date three months following the termination of the Participant’s Continuous Service, or (b) the expiration of the term of the Option as set forth in the Award Agreement; provided that, if the termination of Continuous Service is for Cause, all outstanding Options (whether or not otherwise vested) shall immediately terminate and cease to be exercisable. If, after termination of Continuous Service, the Options are not timely exercised, the Options shall automatically terminate.

6. STOCK APPRECIATION RIGHTS

6.1. Grant and Exercise. The Committee may award Stock Appreciation Rights to a Participant: (a) in conjunction with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option (a “Related Right”); (b) in conjunction with all or part of any Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Award; or (c) without regard to any Option or other Award (a “Freestanding Stock Appreciation Right”), in each case upon such terms and conditions as the Committee may establish in its sole discretion. No dividends or Dividend Equivalents will be paid with respect to Stock Appreciation Rights.

6.2. Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, consistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

(a) Each Stock Appreciation Right shall be subject to such terms and conditions on the time or times when it may be exercised (which conditions may be based on Continuing Service, Performance Goals, or a combination thereof) as the Committee may deem appropriate and set forth in the applicable Award Agreement. The vesting provisions of individual Stock Appreciation Rights may vary from Award to Award; provided, that in no event shall a Stock Appreciation Right be exercisable prior to the applicable Earliest Permitted Vesting Date, except as provided in Article 11 of the Plan.

(b) Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of: (i) the Fair Market Value of one Share on the date of exercise, over (ii) a designated base value per Share (the “Base Amount”) with respect to the right on the applicable Grant Date (or in the case of a Related Right on the Grant Date of the related Option) as specified by the Committee in its sole discretion and set forth in the applicable Award Agreement, which Base Amount per Share, except in the case of Substitute Awards or in connection with an adjustment provided in Section 12.2, shall not be less than the Fair Market Value of one Share on the Grant Date of the right or the related Option, as the case may be.

(c) Upon the exercise of a Stock Appreciation Right, the Committee shall determine in its sole discretion whether payment shall be made in Shares.

(d) Any Related Right may be granted at the same time as the related Option is granted or at any time thereafter before exercise or expiration of such Option.

(e) Any Related Right may be exercised only when the related Option would be exercisable and the Fair Market Value of the Shares subject to the related Option exceeds the Option Exercise Price at which Shares can be acquired pursuant to the Option. In addition, (i) if a Related Right exists with respect to less than the full number of Shares covered by a related Option, then an exercise or termination of such Option shall not reduce the number of Shares to which the Related Right applies until the number of Shares then exercisable under such Option equals the number of Shares to which the Related Right applies, and (ii) no Related Right granted under the Plan to a person then subject to Section 16 of the Exchange Act shall be exercised during the first six (6) months of its term for cash, except as provided in Article 11 of the Plan.

(f) Any Option related to a Related Right shall no longer be exercisable to the extent the Related Right has been exercised.

(g) The provisions of Stock Appreciation Rights need not be the same with respect to each recipient.

(h) The Committee may impose such other conditions or restrictions on the terms of exercise and the exercise price of any Stock Appreciation Right, as it shall deem appropriate. Notwithstanding the foregoing provisions of this Section 6.2(h), but subject to Section 12.2, a Stock Appreciation Right shall have the same terms and conditions as Options, including (i) a Base Amount per Share not less than Fair Market Value of a Share on the applicable Grant Date, and (ii) a term not greater than seven (7) years. In addition to the foregoing, but subject to Section 12.2, the Committee shall not without approval of the Company’s shareholders (A) reduce the Base Amount per Share under any Stock Appreciation Right after it is granted, (B) cancel a Stock Appreciation Right when the Base Amount per Share exceeds the Fair Market Value of the underlying Shares in exchange for another Award (other than in connection with Substitute Awards), or (C) take any other action with respect to a Stock Appreciation Right that may be treated as a repricing under the rules and regulations of the NASDAQ Global Select Market (or such other principal securities market on which the Shares are traded).

(i) The Committee may impose such terms and conditions on Stock Appreciation Rights granted in conjunction with any Award (other than an Option) as the Committee shall determine in its sole discretion.

7. RESTRICTED STOCK AWARDS; PERFORMANCE SHARES

7.1. Grants. Shares may be awarded under the Plan to Participants as Restricted Stock either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award”). Restricted Stock Awards consist of grants of actual outstanding Shares on the applicable Grant Date. A Restricted Stock Award shall be subject to vesting restrictions imposed by the Committee covering a period of time (“Vesting Period”) specified by the Committee and may also be subject in whole or in part to additional performance-based vesting conditions designated by the Committee. A Restricted Stock Award subject to Performance Goal vesting conditions is referred to and shall be denominated as an Award of “Performance Shares.” The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Subsidiary as a condition precedent to the issuance of shares of Restricted Stock.

7.2. Award Agreements. The terms of any Restricted Stock Award granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and consistent with the Plan. In the case of an Award of Performance Shares, the Committee shall set forth in the applicable Award Agreement the Performance Period, Performance Measures and Performance Goals applicable to the Award. The terms of Restricted Stock Awards need not be the same with respect to each Restricted Stock Award. Each Participant granted Restricted Stock shall execute and deliver to the Company an Award Agreement with respect to the Restricted Stock. If the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (a) an escrow agreement satisfactory to the Committee, and (b) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If a Participant fails to execute within such time as the Committee requires an Award Agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and stock power, the Award shall be null and void.

7.3. Rights of Holders of Restricted Stock.

(a) Beginning on the Grant Date of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant shall become a shareholder of the Company with respect to all Shares subject to the applicable Award Agreement and shall have all of the rights of a shareholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares; provided that, except as otherwise provided in an Award Agreement, any cash, Shares or any other property distributed as a dividend or otherwise with respect to any Restricted Stock as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock. Any provision herein to the contrary notwithstanding, cash dividends or any other property (including additional Shares) distributed as a dividend or otherwise with respect to any Restricted Stock Award shall be: (i) accumulated subject to restrictions and risk of forfeiture to the same extent as the underlying Restricted Stock with respect to which such cash, Shares or other property has been distributed; and (ii) either (A) paid to the Participant at the time such restrictions and risk of forfeiture lapse or (B) forfeited to the extent the underlying Restricted Stock is forfeited. No Dividend Equivalents will be paid with respect to Restricted Stock.

(b) Shares awarded to a Participant as Restricted Stock shall be subject to the following restrictions until the expiration of the applicable Vesting Period, and to such other terms and conditions as may be set forth in the applicable Award Agreement: (i) if an escrow arrangement is used, the Participant shall not be entitled to delivery of the stock certificate representing the Restricted Stock; (ii) the Shares shall be subject to the restrictions on transferability set forth in the Award Agreement; (iii) the Shares shall be subject to forfeiture to the extent provided in the applicable Award Agreement; and (iv) to the extent such Shares are forfeited, the applicable stock certificates shall be returned to the Company, and all rights of the Participant to such Shares and as a shareholder with respect to such Shares shall immediately terminate without further obligation on the part of the Company. Any certificate representing Restricted Stock awarded under the Plan shall bear a legend in such form as the Company deems appropriate.

7.4. Vesting. Restricted Stock Awards shall be subject to such terms and conditions on the time or times when they vest (which conditions may be based on Continuing Service, Performance Goals or a combination thereof) as the Committee may deem appropriate and set forth in the applicable Award Agreement; provided, that in no event shall any Restricted Stock Award vest in whole in part prior to the applicable Earliest Permitted Vesting Date, except as provided in Article 11 of the Plan.

7.5. Delivery of Shares. Upon the expiration of the applicable Vesting Period with respect to any Restricted Stock, the restrictions set forth in this Article 7 and the applicable Award Agreement shall be of no further force or effect with respect to the Shares of Restricted Stock, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his or her beneficiary, without charge, the stock certificate evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Vesting Period has expired (to the nearest full share) and any cash dividends or stock dividends credited to the Participant’s account with respect to such Restricted Stock and the interest thereon, if any.

8. RESTRICTED STOCK UNITS; PERFORMANCE STOCK UNITS

8.1. Grants. Awards of Restricted Stock Units having a value equal to a designated number of Shares (“Restricted Stock Unit Awards”) may be granted hereunder to Participants. A Restricted Stock Unit Award shall be subject to vesting imposed by the Committee covering a period of time (“Vesting Period”) specified by the Committee and may also be subject to additional Performance Goal vesting and payment terms and conditions designated by the Committee. A Restricted Stock Unit Award subject to Performance Goal vesting and payment terms and conditions is referred to and shall be denominated as an Award of “Performance Stock Units.”

8.2. Award Agreements. The terms of Restricted Stock Unit Awards granted under the Plan shall be set forth in a written Award Agreement which shall contain provisions determined by the Committee and consistent with the Plan. The terms of such Awards need not be the same with respect to each Restricted Stock Unit Award. Each Participant granted Restricted Stock Units shall execute and deliver to the Company an Award Agreement with respect to the Restricted Stock Units. In the case of an Award of Performance Stock Units, the Committee shall set forth in the applicable Award Agreement the Performance Period, Performance Measures and Performance Goals applicable to the Award.

8.3. Rights of Holders of Restricted Stock Units.

(a) No Shares shall be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside Shares for the payment of any such Award. A Participant shall have no voting or dividend rights with respect to any Shares underlying Restricted Stock Units granted hereunder until the later issuance of such Shares.

(b) At the discretion of the Committee, each Restricted Stock Unit (representing one Share) may be credited with cash and stock dividends paid by the Company in respect of one Share (“Dividend Equivalents”). Dividend Equivalents shall be withheld by the Company and credited to the Participant’s account, and interest may be credited on the amount of cash Dividend Equivalents credited to the Participant’s account at a rate and subject to such terms as determined by the Committee. Dividend Equivalents credited to a Participant’s account and attributable to any particular Restricted Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Committee, in Shares having a Fair Market Value equal to the amount of such Dividend Equivalents and earnings, if applicable, to the Participant upon settlement of such Restricted Stock Unit and, if such Restricted Stock Unit is forfeited, the Participant shall have no right to such Dividend Equivalents.

(c) Restricted Stock Units awarded to any Participant shall be subject to (i) forfeiture until the expiration of the applicable Vesting Period, and satisfaction of any applicable Performance Goals during such period, to the extent provided in the applicable Award Agreement. To the extent such Restricted Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units (whether or not Performance Stock Units) shall automatically terminate without further obligation on the part of the Company and (ii) such other terms and conditions as may be set forth in the applicable Award Agreement.

8.4. Vesting. Restricted Stock Unit Awards shall be subject to such terms and conditions on the time or times when, and degree to which, they vest and become earned. Those conditions may be based on Continuing Service, Performance Goals or a combination thereof as the Committee may deem appropriate and set forth in the applicable Award Agreement; provided, that in no event shall any Restricted Stock

Unit Award (including Performance Stock Unit Award) vest in whole or in part prior to the applicable Earliest Permitted Vesting Date, except as provided in Article 11 of the Plan.

8.5. Settlement and Payment. Except as may be provided in the applicable Award Agreement, upon the expiration of the applicable Vesting Period with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or his or her beneficiary, without charge, one Share for each such outstanding vested Restricted Stock Unit (“Vested Unit”) and cash equal to any Dividend Equivalents credited with respect to each such Vested Unit in accordance with Section 8.3(b) hereof and the interest thereon or, at the discretion of the Committee, in Shares having a Fair Market Value equal to such Dividend Equivalents and the interest thereon, if any. The Company shall issue Shares for each Vested Unit as soon as reasonably possible after expiration of the applicable Vesting Period and on a date selected by the Company; provided that in no event shall settlement of any Vested Units be made later than sixty (60) days after expiration of the applicable Vesting Period (or such shorter period as is necessary to exempt the Award from Section 409A of the Code).

9. OTHER SHARE-BASED AWARDS

The Committee may, subject to any restrictions under applicable law or under the rules of any securities exchange on which the Shares are listed, grant Other Share-Based Awards, either alone or in tandem with other Awards, in such amounts and subject to such conditions as the Committee shall determine in its sole discretion. Each Other Share-Based Award shall be evidenced by an Award Agreement and shall be subject to such conditions, not inconsistent with the Plan, as may be reflected in the applicable Award Agreement. Other Share-Based Awards shall only be payable in Shares. No Dividend Equivalents shall be paid or credited with respect to Other Share-Based Awards. Any cash, Shares or any other property distributed as a dividend or otherwise with respect to any issued but unvested Shares underlying an Other Share-Based Award shall be subject to the same vesting conditions and risk of forfeiture as such Other Share-Based Award; provided, that in no event shall any Other Share-Based Award vest in whole or in part prior to the applicable Earliest Permitted Vesting Date, except as provided in Article 11 of the Plan.

10. SECURITIES LAW COMPLIANCE

No Shares shall be issued, purchased or sold under any Award Agreement unless and until (a) any then applicable requirements of federal, state and foreign laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel and (b) if required to do so by the Company, the Participant has executed and delivered to the Company a letter of investment intent in such form and containing such provisions as the Committee may require. The Company shall use reasonable efforts to seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell Shares upon exercise, vesting or settlement of the Awards; provided, that this undertaking shall not require the Company to register under the Exchange Act or other applicable securities laws the Plan, any Award or any Shares issued or issuable pursuant to any such Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Shares under the Plan, the Company shall be relieved from any liability for failure to issue and sell Shares upon exercise, vesting or settlement of such Awards unless and until such authority is obtained.

It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Article 10, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

Each Participant who receives an Award shall comply with any insider trading policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers and/or Directors of the Company.

11. CHANGE IN CONTROL PROVISIONS

11.1. Effect of Change in Control. In the event of a Change in Control, and subject to cancellation under Section 11.2, all outstanding Awards under the 2026 Equity Incentive Plan may in accordance with the governing transaction documents, either continue in effect in accordance with their terms and conditions upon a Change in Control, be assumed by the successor or surviving entity (or its parent or subsidiary) and/or be replaced by a substantially-equivalent (as determined by the Committee) substitute equity awards of the successor or surviving entity (or its parent or subsidiary). No such assumption or substitution of awards shall be deemed to violate this Plan or any Award Agreement. The Committee may elect to provide in any applicable Award Agreement for the acceleration in whole or in part of the exercisability, vesting, lapse of restrictions, and settlement of outstanding Awards and deemed satisfaction of Performance Goals; provided, however, that in addition to all other conditions set forth in the applicable Award Agreement (a) no such acceleration of exercisability, vesting, lapse of restrictions and settlement of awards or deemed satisfaction of Performance Goals under this Section 11.1 shall occur unless (i) a Change in Control occurs and (ii) the Participant meets the requirements of a Qualifying Termination in connection with that Change in Control; and (b) any applicable Performance Goals shall be deemed satisfied upon such acceleration based upon a level that is no more than the greater of 100% of the applicable target level or the actual level of performance attained through the date of the Qualifying Termination (with the applicable Performance Goals to be pro-rated or adjusted, if necessary or appropriate, to reflect the portion of the Performance Period that has been completed). For avoidance of doubt, no acceleration in whole or in part of the exercisability, vesting, lapse of restrictions, and settlement of outstanding Awards or deemed satisfaction of Performance Goals shall occur under this Section 11.1 unless the Participant in question incurs a Qualifying Termination on or after a Change in Control.

11.2. Cancellation of Awards in the Absence of Assumption or Substitution. In addition, and notwithstanding any contrary provision in this Plan or applicable Award Agreement, in the event of a Change in Control in which outstanding Awards will not be assumed by the successor or surviving entity (or its parent or subsidiary) and/or be replaced by substantially-equivalent (as determined by the Committee) substitute equity awards of the successor or surviving entity (or its parent or subsidiary), the Committee may in its discretion and upon at least 10 days’ advance notice to the affected Participants, elect to cancel under this Section 11.2 all or any portion of the then outstanding Awards which are not being assumed or substituted for and cause the Company to pay to the holders thereof, in cash, Shares, other property, or any combination thereof, the then current Fair Market Value of such cancelled Awards. The Committee shall compute the Fair Market Value of Awards canceled under this Section 11.2 based upon the price per Share received or to be received by the other shareholders of the Company in the Change in Control transaction. In determining the Fair Market Value of Awards cancelled under this Section 11.2, all such cancelled Awards shall be valued as if they are 100% vested and earned, provided that any Performance Goals shall be deemed satisfied based upon the greater of 100% of the applicable target performance level or the actual level of performance attained through the date of the Change in Control (and with the applicable Performance Goals to be pro-rated or adjusted, if necessary or appropriate, to reflect the portion of the Performance Period that has been completed). In the case of any Option or Stock Appreciation Right with an Option Exercise Price (or Base Amount in the case of a Stock Appreciation Right) that equals or exceeds the price paid or to be paid for a Share in connection with the Change in Control, the Committee may cancel the Option or Stock Appreciation Right without the payment of any consideration therefor.

11.3. Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Subsidiaries, taken as a whole.

11.4. Definition of Change in Control. For purposes of the Plan, unless otherwise provided in an Award Agreement, Change in Control means the occurrence of any one of the following events:

(a) During any twelve (12) month period beginning after the date hereof, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; and provided further that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(b) any “person” (as such term is defined in the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (i) by the Company or any Subsidiary, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, (iv) pursuant to a Non-Qualifying Transaction, as defined in paragraph (c) below, or (v) by any person of Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 50% or more of Company Voting Securities by such person;

(c) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction, unless immediately following such transaction: (i) more than 50% the total voting power of (A) the surviving corporation resulting from such transaction, or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the surviving corporation, is represented by Company Voting Securities that were outstanding immediately prior to such transaction (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such transaction), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the transaction; (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the surviving corporation or its parent corporation), is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the outstanding voting securities eligible to elect directors of the parent corporation (or, if there is no parent corporation, the surviving corporation); and (iii) at least a majority of the members of the board of directors of the parent corporation (or, if there is no parent Corporation, the surviving corporation) following the consummation of the transaction were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such transaction (any transaction which satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a “Non-Qualifying Transaction”);

(d) the date shareholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(e) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to any person that is not a Subsidiary.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

12. GENERALLY APPLICABLE PROVISIONS

12.1. Amendment and Termination of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for shareholder approval imposed by applicable law, including the rules and regulations of the NASDAQ Global Select Market (or such other principal securities market on which the Shares are traded); provided, that the Board may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 of the Exchange Act; and further provided that the Board may not, without the approval of the Company’s shareholders, amend the Plan to (a) increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 12.2), (b) expand the types of awards available under the Plan; (c) materially expand the class of persons eligible to participate in the Plan; (d) amend any provision of Section 5.3, (e) increase the maximum permissible term of any Option specified by Section 5.4 or the maximum permissible term of a Stock Appreciation Right specified by Section 6.2, or (f) take any action with respect to an Option or Stock Appreciation Right that may be treated as a repricing under the rules and regulations of the NASDAQ Global Select Market (or such other principal securities market on which the Shares are traded), including reducing the Option Exercise Price or Base Amount (as applicable) or exchanging an Option or Stock Appreciation Right for cash or another Award. In addition, no amendments, alterations, suspensions or termination of, the Plan shall in any way materially impair the rights of a Participant under any Award previously granted without such Participant’s consent, except (i) to the extent any such amendment, alteration, suspension or termination is made to cause the Plan to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations, or (ii) to impose any “clawback” or recoupment provisions on any Awards (including any amounts or benefits arising from such Awards).

12.2. Adjustments. In the event of changes in the outstanding Shares or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Grant Date of any Award, Awards granted under the Plan and any Award Agreements, the Option Exercise Price of Options and Base Amount of Stock Appreciation Rights, the maximum number of Shares subject to all Awards stated in Section 3.1 and the maximum number of Shares with respect to which Incentive Stock Options may be granted shall be equitably adjusted or substituted, as to the number, price or kind of share of common stock or other consideration subject to such Awards to the extent necessary to preserve the economic intent of such Award. In the case of adjustments made pursuant to this Section 12.2, unless the Committee specifically determines that such adjustment is in the best interests of the Company or its Subsidiaries, the Committee shall, in the case of Incentive Stock Options, ensure that any adjustments under this Section 12.2 will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code and in the case of all Stock Options, ensure that any adjustments under this Section 12.2 will not constitute a modification of such Stock Options within the meaning of Section 409A of the Code. Any adjustments made under this Section 12.2 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

12.3. Transferability of Awards. Except as provided below, and except as otherwise authorized by the Committee in an Award Agreement, no Award and no Shares subject to Awards described in Article 8 that have not been issued or as to which any applicable restriction or Performance Period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. Notwithstanding the foregoing if provided for in an Award Agreement, a Participant may assign or transfer an Award with the consent of the Committee (each transferee thereof, a “Permitted Assignee”): (a) to the Participant’s spouse, children, or grandchildren (including any adopted step children and grandchildren); (b) to a trust or partnership for the benefit of one or more person referred to in clause (a); or (c) for charitable donations; provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section. Any transfer of an Award or Shares in violation of this Section 12.3 shall be null and void.

12.4. Deferral. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, vesting, satisfaction of Performance Goals, or other event that absent the election would entitle the Participant to payment or receipt of Shares or other consideration under an Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program. The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred.

13. MISCELLANEOUS

13.1. Tax Withholding. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholdings are due, the Company (or any of its Subsidiaries employing or retaining the services of a Participant, as applicable) will have the power and the right to deduct or withhold, or require a Participant (or a Permitted Assignee thereof) (any such person, a “Payee”) to remit to the Company (or any of its Subsidiaries, as applicable) or a relevant tax authority, an amount sufficient to satisfy any applicable Tax-Related Items. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Payee to satisfy such tax liability or withholding obligation, in whole or in part by such methods as the Committee shall determine, including, without limitation: (a) paying check or other cash equivalents; (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld (or such greater amount as the Committee may determine if such amount would not have adverse accounting consequences to the Company); (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld (or such greater amount as the Committee may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences to the Company); (d) selling a sufficient number of Shares otherwise deliverable to the Payee through such means as the Committee may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld or such greater amount as the Committee may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences to the Company; or (e) any combination of the foregoing methods of payment. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the Tax-Related Items are required to be withheld.

13.2. Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any person the right to continue in the employment or service of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee, Consultant or Director at any time for any reason “at will.” Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee, Consultant or Participant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees, Consultants or Participants under the Plan.

13.3. Prospective Recipient. The prospective recipient of any Award under the Plan shall not, with respect to such Award, be deemed to have become a Participant, or to have any rights with respect to such Award, until and unless such recipient shall have executed an agreement or other instrument evidencing the Award and delivered a copy thereof to the Company, and otherwise complied with the then applicable terms and conditions of the Plan and Award Agreement.

13.4. Substitute Awards. Notwithstanding any other provision of the Plan, the terms of Substitute Awards may vary from the terms set forth in the Plan to the extent the Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

13.5. Cancellation and Forfeiture of Awards; Clawback.

(a) Notwithstanding anything to the contrary contained herein or in any Award Agreement, all outstanding Awards granted to any Participant shall be automatically and immediately canceled if (a) the Participant is terminated for Cause or engages during or following his or her period of Continuous Service in conduct that would constitute Cause; (b) breaches any non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant; of (c) without the consent of the Company, during or following the Participant’s period of Continuous Service for the Company or any Subsidiary, establishes a relationship with a competitor of the Company or any Subsidiary or engages in activity that is in conflict with and materially adverse to the interest of the Company or any Subsidiary, as determined by the Committee in its discretion.

(b) Notwithstanding any other provisions in this Plan or any Award Agreement, the Company may cancel any Award, require reimbursement of any Award (or the proceeds thereof) by a Participant, and effect any other right of recoupment of equity or other compensation provided under the Plan in accordance with any Company clawback or recoupment policies that may be adopted and/or modified from time to time (the “Clawback Policy”). A Participant may be required to repay to the Company previously paid compensation, whether provided pursuant to the Plan or an Award Agreement, in accordance with the Clawback Policy. By accepting an Award, the Participant agrees to be bound by the Clawback Policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).

13.6. Delivery and Stop Transfer Orders. Upon exercise or vesting of an Award, as applicable, the Company shall issue Shares or pay any amounts due within a reasonable period of time thereafter. Subject to any statutory or regulatory obligations the Company may otherwise have, and except as otherwise contemplated by this Plan, 30 days shall be considered a reasonable period of time. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Any provision herein to the contrary notwithstanding, the Company shall have no obligation to issue any Shares pursuant to an Award if the Committee determines in good faith that such issuance would violate applicable federal, state or foreign securities laws.

13.7. Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Subsidiary, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan constitute a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Subsidiary except as may be determined by the Committee or by the Board or board of directors of the applicable Subsidiary.

13.8. Successor to Prior Plan; Other Plans. The Plan is the successor to the Prior Plan. On and after the Effective Date, no additional awards may be granted under the Prior Plan, but all then outstanding awards granted under the Prior Plan prior to the Effective Date shall remain outstanding subject to the terms of the Prior Plan. Nothing contained in the Plan, however, shall prevent the Board from causing the Company to adopt other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

13.9. Severability. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

13.10. Construction. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

13.11. Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

13.12. Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Utah, without reference to principles of conflict of laws, and construed accordingly.

13.13. Effective Date of Plan; Termination of Plan. The Plan shall be effective on the date of the approval of the Plan by the holders of a majority of the Shares voted at a duly constituted meeting of the shareholders of the Company (the “Effective Date”). The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled and no Award shall be granted until the shareholders of the Company approve the Plan. Awards may be granted under the Plan at any time and from time to time following shareholder approval of the Plan until the tenth anniversary of the Effective Date, on which date the Plan will expire except as to Awards then outstanding under the Plan. Such outstanding Awards shall remain in effect until they have been exercised, settled or terminated, or have expired.

13.14. Foreign Employees and Sub-Plans.

(a) Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home country.

(b) The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying foreign or state blue sky, securities, tax, employment, privacy or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

(c) Notwithstanding any provision in this Section 13.14 to the contrary, nothing herein shall increase the Share limitations under Section 3.1 or permit any action to be taken or awards granted that would violate the Exchange Act or any other applicable United States securities law, the Code or other applicable governing United States governing statute or law.

13.15. Compliance with Section 409A of the Code; Taxes.

(a) With respect to Awards subject to Section 409A of the Code, the Plan is intended to comply with, or be exempt from, the requirements of Section 409A of the Code, and the provisions of the Plan and any Award Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and the Plan shall be operated accordingly. If any provision of the Plan or any term or condition of any Award would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding anything in the Plan to the contrary, if the Committee considers a Participant to be a “specified employee” under Section 409A of the Code at the time of such Participant’s “separation from service” (as defined in Section 409A of the Code), and any amount hereunder is “deferred compensation” subject to Section 409A of the Code, any distribution of such amount that otherwise would be made to such Participant with respect to an Award as a result of such “separation from service” shall not be made until the date that is six months after such “separation from service,” except to the extent that earlier distribution would not result in such Participant’s incurring interest or additional tax under Section 409A of the Code. If an Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), a Participant’s right to such series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment, and if an Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), a Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award.

(b) Notwithstanding the foregoing or any other provision of the Plan or any other agreement, neither the Company, any Subsidiary nor the Committee or any of their respective directors, officers, employees or agents shall have any obligation to take any action to prevent the assessment of any tax or penalty on any Participant under Section 409A of the Code or otherwise with respect to the Plan or any Award. Neither the Company, any Subsidiary, nor the Committee or any of their respective directors, officers, employees or agents has any liability or obligation to indemnify, reimburse, gross-up or compensate any Participant for any taxes or tax-related penalties, interest and other costs arising out of or resulting from the Plan or any Award, including any taxes under Sections 409A and 4999.

13.16. Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

13.17. Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries by whom any Award under the Plan is to be exercised (or to whom any amount or Shares are to be paid or issued) in case of such Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.

To record the adoption of the Plan as set forth above, the Company has caused its duly authorized officer to execute this Plan document this 14th day of May, 2026.

MERIT MEDICAL SYSTEMS, INC.

By:  /s/ Martha G. Aronson

Title: President and Chief Executive Officer